UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to d240.14a-12

CNB Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1 South Second Street

P.O. Box 42

Clearfield, PA 16830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held virtually only via a live webcast exclusively at http://www.viewproxy.com/CNBFinancial/2022/vm. Please register in advance of the virtual meeting by visiting www.viewproxy.com/CNBFinancial/2022. For procedures on attending the virtual meeting, please refer to the section titled “About the Meeting” beginning on page 1. The virtual meeting will be held on Tuesday, April 19, 2022, beginning at 2:00 p.m. (EDT) for the following purposes:

1.

ELECTION OF DIRECTORS: To elect the four Class 2 directors to serve until the Annual Meeting in the year 2025 or until their respective successors are elected and qualified and one Class 3 director to serve until the Annual Meeting in 2024 or until his successor is elected and qualified.

2.

SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement (a “say-on-pay” vote).

3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2022.

4.	TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of CNB Financial Corporation fixed February 22, 2022, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Annual Report on Form 10-K for the year ended December 31, 2021, the Annual Report Highlights, and the Proxy Statement and form of proxy for the meeting are enclosed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND THREE DESCRIBED ABOVE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SO NOTIFYING THE SECRETARY AND VOTE YOUR SHARES DURING THE ANNUAL MEETING.

By Order of the Board,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania

March 11, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held virtually only on April 19, 2022. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our 2021 Annual Report are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

CLEARFIELD, PA 16830-0042

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELDVIRTUALLY

TUESDAY, APRIL 19, 2022, 2:00 p.m. (EDT)

ABOUT THE MEETING

General Information

This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board”) for use at the Annual Meeting of Shareholders to be held on Tuesday, April 19, 2022 at 2:00 p.m. (EDT).

The Corporation is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (“CNB Bank” or the “Bank”), CNB Securities Corporation, CNB Risk Management, Inc., Holiday Financial Services Corporation and CNB Insurance Agency.

Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors;” FOR approval of the non-binding advisory resolution on the compensation program for our NEOs (as defined below) under the caption: “Proposal 2. Advisory Vote on Executive Compensation;” and FOR ratification of the appointment of our independent registered public accounting firm for the year 2022 under the caption: “Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm.” The Board is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action.

Solicitation

The enclosed proxy is being solicited by the Board. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was on or around March 17, 2022.

Quorum; Voting

A quorum for the transaction of business at the Annual Meeting will require the presence, through virtual confirmed attendance, or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all matters under consideration at the Annual Meeting. Shareholders have one vote for each share held.

Revocation of Proxies

The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you virtually attend the meeting, you have the right to revoke your proxy and cast your vote personally using the instructions included under the section titled “Attending the Virtual Annual Meeting” which begins on page 2 of this proxy statement. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date

The securities that can be voted at the Annual Meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board has fixed the close of business on February 22, 2022 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 16,910,921 shares of common stock then outstanding and eligible to be voted at the Annual Meeting. As of that date, all executive officers and directors of the Corporation as a group (20 persons) beneficially owned 522,272 shares, or 3.09%, of the total number of outstanding shares.

Voting Procedures

Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without virtually attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.

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Voting by internet or telephone - You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

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Voting by mail - You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Under current New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, the proposal to ratify the appointment of independent auditors (Proposal 3) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions in accordance with NYSE rules. In contrast, the proposals with respect to the election of directors (Proposal 1) and “say-on-pay” (Proposal 2) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Attending the Virtual Annual Meeting

Shareholders at the virtual Annual Meeting will have the same rights as at an in-person meeting, including the rights to vote and ask questions at the virtual meeting. Both shareholders of record and street name shareholders who wish to virtually attend the Annual Meeting will need to register to be able to attend the Annual Meeting via live webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting by following the instructions below.

If you are a shareholder of record, you must:

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Follow the instructions provided on your Notice or proxy card to first register at www.viewproxy.com/CNBFinancial/2022 by 11:59 p.m. (EDT) on April 18, 2022. You will need to enter your name, phone number, virtual control number (included on your Notice or proxy card) and email address as part of the registration, following which, you will receive an email confirmation of your registration, as well as a password to virtually attend the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email registration confirmation at http://www.viewproxy.com/CNBFinancial/2022/VM (you will need the password provided to you after you have registered to attend).

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If you wish to vote your shares electronically during the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the 16 digit virtual control number included on your Notice or proxy card).

If you are a street name shareholder, you must:

•	Obtain a legal proxy from your broker, bank or other nominee.

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Register at www.viewproxy.com/CNBFinancial/2022 by 11:59 p.m. (EDT) on April 18, 2022. You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com as part of the registration, following which, you will receive an email confirming your registration, your virtual control number, as well as the password to virtually attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/CNBFinancial/2022/VM (you will need the virtual control number assigned to you in your registration confirmation email).

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If you wish to vote your shares electronically at the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email). Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting are posted on www.viewproxy.com/CNBFinancial/2022 under Frequently Asked Questions (FAQ). The Annual Meeting live webcast will begin promptly at 2:00 p.m. (EDT) on April 19, 2022. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:30 p.m. (EDT), and you should allow ample time for the check-in procedures.

How do I ask questions during the virtual Annual Meeting?

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You may ask questions during the virtual meeting by following the instructions that will be available on the virtual meeting website during the meeting. We will answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

•	Off-topic, personal or other inappropriate questions will not be answered.

What if I have technical difficulties during the check-in time or during the virtual Annual Meeting?

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We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live webcast. Please be sure to check in by 1:30 p.m. (EDT) on April 19, 2022, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 1-866-612-8937.

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The platform we are using for the Annual Meeting live webcast will require you have a software installation or the ability to run a temporary application in order for you to join the Annual Meeting live webcast.

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If you have not registered to attend the meeting, but would like to listen in only on the day of the meeting at 2:00 p.m. the toll-free number and access code will be displayed on the site www.viewproxy.com/CNBFinancial/2022.

Obtaining an Annual Report on Form 10-K

The Corporation is required to file an Annual Report on Form 10-K (the “Form 10-K”) for the 2021 fiscal year with the U.S. Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our 2021 Annual Report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board shall consist of not less than nine nor more than twenty-four persons. The Board has acted to fix the number of directors for the ensuing year at twelve, including ten independent directors and two directors who are also members of the Corporation’s management team.

The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board has elected to fix the number of each class of directors at four. One class of directors is to be elected annually for a three-year term and until their successors are elected and qualified, unless they earlier reach the mandatory retirement age of 70, die or resign from the Board. The four Class 2 nominees named below are nominated to serve as Class 2 directors to hold office for a three-year term expiring at the third succeeding annual meeting (in the year 2025). The one Class 3 nominee named below is nominated to serve as a Class 3 director to hold office for a two-year term expiring at the second succeeding annual meeting (in the year 2024). This Class 3 nominee replaces a previously elected Class 3 director who reached his mandatory retirement age during 2021. Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board may select among those recommended by the Corporate Governance/Nominating Committee.

Information as to Nominees and Other Directors

The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2021, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.

Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that such person should serve as a director as of the time of filing of this Proxy Statement. The Corporate Governance/Nominating Committee believes that each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board’s judgment, meet the standards for independence as required by NASDAQ.

NOMINEES:

The following Class 2 directors for a three-year term expiring at the time of the annual meeting in 2025.

Name	Age at December 31, 2021	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Richard L. Greslick, Jr.	45	Senior Executive Vice President, Chief Support Officer and Secretary, CNB Financial Corp. and CNB Bank	Senior Executive Vice President, Chief Support Officer and Secretary, CNB Financial Corp. and CNB Bank	1/1/2012
Deborah Dick Pontzer Independent Director	61	Economic Development and Workforce Specialist for Congressman Glenn Thompson	—	6/10/2003

Name	Age at December 31, 2021	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Nicholas N. Scott Independent Director	49	Vice President/Owner Scott Enterprises (Hospitality Industry)	—	5/14/2013
Julie M. Young Independent Director	48	Attorney, JMY Law, LLC, Worley Law, LLC	—	5/14/2019

The following Class 3 director for a two-year term expiring at the time of the annual meeting in 2024.

Name	Age at December 31, 2021	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Michael Obi(1)	55	President, UBIZ Venture Capital; Chief Executive Officer, Spectrum Global Solutions	—	9/14/2021

(1)

Pursuant to the Corporation’s Bylaws, as Mr. Obi was appointed after the 2021 Annual Meeting of Shareholders, he must stand for election to serve out the term to which he was appointed. Mr. Obi was appointed by the Board as a Class 3 director and, therefore, he has been nominated by the Board to hold office for a term expiring at the Corporation’s 2024 annual meeting.

Richard L. Greslick, Jr., has been with the Corporation since 1998 and previously served as Controller and Vice President of Operations of CNB Bank. In 2009, Mr. Greslick was named Vice President of Administration of CNB Bank and Secretary of the Corporation. In July 2010, Mr. Greslick was named Senior Vice President of Administration of CNB Bank. In December 2012, Mr. Greslick was named Senior Executive Vice President and Chief Support Officer (“CSO”) of CNB Bank. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia, PA. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Michael Obi is President of UBIZ Venture Capital and Chief Executive Officer of Spectrum Global Holdings, LLC, in Cleveland, OH. He has seventeen years of experience working in banking and financial services including executive leadership positions at KeyBank, Bank of America Wells Fargo and SunTrust. Prior to launching Spectrum Global Holdings, LLC, he served as Senior Vice President for KeyBank’s Retail and Business Banking Segments. Mr. Obi obtained both his Bachelor of Science degree in Accounting and Master of Business Administration from the Coggins School of Business at the University of North Florida in Jacksonville, Florida. Active in the community, he serves on the board of the United Cerebral Palsy, Cleveland Council of World Affairs, City of Cleveland’s Citywide Economic Development, Cuyahoga County’s Community Improvement Corporation, and Cuyahoga County Convention Facilities Development Corporation. He is also an economic development advisor for the Urban League of Greater Cleveland. The Board believes that Mr. Obi, through his extensive experience in all areas of banking, including retail, commercial, operations and finance, provides a significant depth of knowledge of the industry to the Board.

Deborah Dick Pontzer is an economic and community development consultant and president of Grow Rural PA. She recently retired, after serving for 16 years as an economic development and workforce specialist for Congressman Glenn Thompson. In her current capacity, she works with business, industry, and communities doing strategic planning, identifying and obtaining the resources for impactful, equitable economic growth through infrastructure development, capacity building, and job creation, retention and recruitment. Her prior experience is in higher education and public accounting, including working as a senior associate in the Business

Investigation Services Group for a Big 4 international firm. Ms. Pontzer also served as executive director for the Community Education Council of Elk and Cameron Counties. Her duties included preparation of budgetary, financial, and statistical data, as well as income and payroll tax reporting. Ms. Pontzer served as director of Outreach and Business Services for the University of Pittsburgh at Bradford. In that position, she supervised staff who prepared prospective financial statements for small businesses and entrepreneurs, managed grant funds, and oversaw the operation of the adult continuing education division. She is active in her community on various boards and served as a trustee for The Stackpole-Hall Foundation, including serving on the foundation’s Audit and Investment Committees. Ms. Pontzer earned a B.A. from Mount Holyoke College and an M.B.A. from the American Graduate School of International Management. Ms. Pontzer’s experience delivering meaningful economic outcomes enables her to provide a valuable perspective to the Board.

Nicholas N. Scott is Vice President/Owner of Scott Enterprises of Erie, PA. Mr. Scott has served in this role since 1995. Mr. Scott serves on the UPMC Hamot Health Foundation Board of Trustees, Penn State Behrend Council of Fellows Executive Board, Visit Erie Board of Directors, Erie Regional Chamber and Growth Partnership Board of Directors, and the Pennsylvania Free Enterprise Week Board of Directors. He also lends his expertise to the United Way’s Success by 6 Committee, and the Pennsylvania Early Learning Investment Commission. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Board.

Julie M. Young is an attorney specializing in employment law and human resources at JMY Law, LLC. Ms. Young has served in this role since 2016. With over 19 years of experience navigating federal and state employment laws, Ms. Young works closely with small and mid-sized businesses to provide comprehensive employment law services. Prior to her current position, Ms. Young practiced employment law at Worley Law, LLC. Ms. Young is a frequent speaker on employment law and human resource topics, from structuring employment agreements, to federal and state compliance considerations and advising on anti-harassment and anti-discrimination policies and practices. Ms. Young is active in her community and previously served as a member of the board of advisors of FCBank, a division of CNB Bank headquartered in Worthington, Ohio, since December 2017. Ms. Young received her B.A. from Miami University of Ohio and J.D. from The Ohio State University Mortiz College of Law. The Board believes that Ms. Young’s qualifications include her broad human resources and employment law experience, which will provide critical support to the Corporation’s business and strategic goals.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

Vote Required

Under our Bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that director nominee). For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee’s election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of directors.

If an incumbent director fails to be reelected by a majority of votes cast, that director is required under our Bylaws to promptly deliver to the Board his or her irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the Corporate Governance/Nominating Committee. The Board is required to act on such director’s resignation within 90 days after the election results are certified.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR each of the foregoing nominees

The following Class 3 directors’ terms expire at the time of the annual meeting in 2024.

Name	Age at December 31, 2021	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joseph B. Bower, Jr.	58	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank	4/19/2005
Joel E. Peterson Independent Director	63	President, Clearfield Wholesale Paper (Wholesaler)	—	9/13/2011
Richard B. Seager Independent Director	64	President and CEO, Journey Health System (Mental Health)	—	12/14/2010

Joseph B. Bower, Jr., has been with the Corporation since 1997 and has served as the President and Chief Executive Officer of CNB Financial Corporation, and Chief Executive Officer of CNB Bank, since January 2010. He previously served as the President of CNB Bank until September 2021, and also previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation. Mr. Bower previously worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania. In 1984, Mr. Bower enlisted in the United States Army, where after two and a half years the Army awarded him with a full ROTC scholarship. Upon graduating from Lycoming College, Mr. Bower graduated from the U.S. Army Ordinance School Officer Basic Course. Mr. Bower has served and continues to serve on various boards within the community. Mr. Bower’s position as President and Chief Executive Officer of the Corporation and his day to day leadership of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Joel E. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. He is the owner and President of Clearfield Wholesale Paper and participates in the governance of many community organizations. Mr. Peterson, by virtue of his extensive executive service and business and community involvement in our CNB Bank market, brings meaningful corporate governance experience to the Board.

Richard B. Seager has over 25 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. Mr. Seager provides the Board with knowledge of the market area and strong governance experience as a result of his executive experience as President and CEO of Journey Health System.

The following Class 1 directors’ terms expire at the time of the annual meeting in 2023.

Name	Age at December 31, 2021	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Peter F. Smith Independent Director	67	Chairperson of the Board Attorney at Law	—	9/12/1989
Jeffrey S. Powell Independent Director	57	President, J.J. Powell, Inc. (Petroleum Distributor)	—	12/27/1994
Francis X. Straub, III Independent Director	61	Owner/Pharmacist/CFO/Director, St. Mary’s Pharmacy	—	4/19/2015
Peter C. Varischetti Independent Director	52	President, Varischetti Holdings, LP	—	7/1/2015

Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations. Mr. Smith’s legal experience provides the Corporation’s Board with valuable insight into legal matters affecting it and its markets. Mr. Smith also brings strong corporate governance experience to the Board.

Jeffrey S. Powell serves as Audit Committee Chairperson. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry provide strong knowledge regarding finance, operations compliance and planning to the Board.

Francis X. Straub, III, managing executive officer and director of St. Marys Pharmacy, Inc. and Bennetts Valley Pharmacy, Inc., was appointed to the board of CNB Bank in November 2015. Mr. Straub brings a diverse background in healthcare and entrepreneurial culture, which began in his family’s pharmacy over 40 years ago. Mr. Straub holds a Bachelor of Science degree in the field of pharmacy from Duquesne University and has been a practicing, licensed pharmacist at St. Marys Pharmacy for over 30 years. He has served on numerous charitable and public service boards and currently serves as a member of the Board of Directors/Treasurer at Value Drug Company, Executive Team Board Member/Vice Chairperson at Penn Highlands Elk and Chairperson of the Board of PCC Management Holdings Inc. Additionally, Mr. Straub is involved with industrial manufacturing, oil and gas production, medical services and commercial real estate development.

Peter C. Varischetti, President of Varischetti Holdings, LP, was appointed to the board of CNB Bank and CNB Financial Corporation in July 2015. He has served on numerous charitable and public service boards and currently serves as director and officer of Guardian Elder Care Holdings, Inc., and chairperson of both the Brockway Schools and Community Education Foundation, and the Brockway Center for Arts & Technology. Mr. Varischetti is a board member of DuBois Central Catholic and serves on the Erie Diocesan Finance Council and the Parish Finance Council of St. Tobias Church. Mr. Varischetti serves on the board of directors for the Frank Varischetti Foundation, is a member of the Board of Trustees for the University of Pittsburgh and is chairperson of the School of Health and Rehabilitation Sciences Board of Visitors. Mr. Varischetti earned a Bachelor of Science in Business Administration and Psychology from the University of Pittsburgh.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that the Corporation provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of its named executive officers (the “NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term results and long-term growth that are consistent with enhancing shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this Proxy Statement.”

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the compensation of the Corporation’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR the resolution approving on a non-binding advisory basis the compensation of the Corporation’s named executive officers.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for selecting the Corporation’s independent registered public accounting firm. On March 4, 2022, following the evaluation of proposals for audit services from independent registered public accounting firms, the Audit Committee appointed BKD, LLP to act as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022, effective March 4, 2022. Although shareholder approval for this appointment is not required, the Board is submitting the selection of BKD, LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.

Crowe LLP was previously the principal accountants for the Corporation. Following a competitive process commenced at the direction of the Audit Committee, on March 4, 2022, the Corporation engaged BKD, LLP as the Corporation’s new principal accountants for the year ending December 31, 2022. As a result of the engagement of BKD, LLP, on March 4, 2022, the Corporation dismissed Crowe LLP as the Corporation’s principal accountants. The decision to change accountants was approved by the Audit Committee on March 4, 2022.

During the two fiscal years ended December 31, 2021, and the subsequent interim period through March 3, 2022, there were no: (1) disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Crowe LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have cause them to make reference to the subject matter of the disagreements in connection with their reports, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The audit reports of Crowe LLP on the consolidated financial statements of the Corporation and its subsidiaries as of and for the years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2021 and 2020, and through March 3, 2022, the Corporation did not consult with BKD, LLP with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Corporation’s consolidated financial statements, or (2) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Crowe LLP and BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

In making the appointment of BKD, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee considered whether BKD, LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve the ratification of the appointment of BKD, LLP as the Corporation’s independent registered public accounting firm. For purposes of approving Proposal 3, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of BKD, LLP as the Corporation’s independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests.

Our Recommendation

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2021 was Crowe LLP. The Audit Committee had selected Crowe LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2021.

Audit Fees. The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2021 and 2020 by Crowe LLP.

	December 31,
	2021	2020
Audit Fees	$365,000	$316,000
Audit-Related Fees	15,200	295,000
Tax Fees	7,500	7,500
All Other Fees	7,500	143,000

	$395,200	$761,500

Audit fees represent fees for professional services rendered by Crowe LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit-related fees for 2021 represent audit fees for the captive insurance company. Audit-related fees for 2020 represent audit fees for the acquisition of Bank of Akron and the adoption of the Current Expected Credit Losses (CECL) methodology. Tax fees in 2021 and 2020 reflect tax compliance services for the captive insurance company. All other fees in 2021 represent fees related to the Corporation’s issuance of subordinated debt in a private placement to certain qualified institutional buyers and accredited investors. All other fees in 2020 represent consent letters and comfort letters for our at-the-market equity offering program and preferred stock offering.

In 2021 and 2020, the Corporation paid BKD, LLP fees total $72,800 and $68,293 respectively, related to services regarding our allowance for credit losses model validation, and certain tax services.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe LLP were compatible with maintaining the auditor’s independence. None of the time devoted by Crowe LLP on its engagement to audit the financial statements for the year ended December 31, 2021 is attributable to work performed by persons other than full-time, permanent employees of Crowe LLP. The Audit Committee is responsible for approving any service provided by the Corporation’s independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairperson of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.

The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.

Board Leadership Structure

The Corporation has elected to have two separate individuals as Chief Executive Officer (“CEO”) and Chairperson. The Corporation believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation.

Risk Oversight

Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board.

The Corporation’s Enterprise Risk Management (“ERM”) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Board of Directors has established an ERM Policy, Risk Philosophy Statements and Risk Appetite Statements that summarize the risk appetite of the Corporation as well as the expected reward for the risks.

In addition to the ERM program, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.

Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.

Meetings and Committees of the Board

The Board held ten meetings during 2021. All directors attended the 2021 Annual Meeting of Shareholders. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

The Board of the Corporation and the Board of the Bank have three standing joint committees that serve both the Corporation and the Bank, including the Audit, Executive Compensation and Corporate Governance/Nominating Committees. Directors Peter F. Smith, Joseph B. Bower, Jr. and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except the Audit, Corporate Governance/Nominating and Executive Compensation Committees as to Mr. Bower and Mr. Greslick.

Audit Committee

The Audit Committee met four times in 2021. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee also is responsible for reviewing and overseeing the Corporation’s privacy, information technology security and cybersecurity risk exposures. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense. The members of the Audit Committee are Jeffrey S. Powell, Chairperson, Peter F. Smith, Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, and Peter C. Varischetti. The Corporation’s Board has a written charter for the Audit Committee, which is reviewed annually by the Committee. The charter is available on the Corporation’s website at www.cnbbank.bank.

In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.

The Board has also determined that Mr. Obi qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Mr. Obi is also an independent director.

The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has submitted the following report (the “Audit Committee Report”) for inclusion in this Proxy Statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2021 and has discussed them with management. The Audit Committee has also discussed with Crowe LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard

No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee, and has discussed with Crowe LLP their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee:

Jeffrey S. Powell, Chairperson	Peter F. Smith	Michael Obi

Joel E. Peterson	Deborah Dick Pontzer	Peter C. Varischetti

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act and shall not be deemed filed under the Exchange Act.

Executive Compensation Committee.

The Executive Compensation Committee (the “ECC”) consists of the following independent directors as defined by NASDAQ rules: Richard B. Seager, Chairperson, Peter F. Smith, Deborah Dick Pontzer, Jeffrey S. Powell, Julie Young and Nicholas N. Scott. The ECC met six times during 2021. See “Compensation Determination Process” for more information about the ECC.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee (the “CGN Committee”) met three times during 2021. The CGN Committee consists of the following independent directors as defined by NASDAQ rules: Peter F. Smith, Chairperson, Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, and Jeffrey S. Powell. The CGN Committee was established by resolution of the Board and recommends to the Board candidates for nomination for election to the Board. Any shareholder who wishes to have the CGN Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the CGN Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 11, 2022. All recommendations are subject to the process described below.

We believe that the quality, focus and diversity of skills, experience, and perspective of the Board have been a key driver of the Corporation’s success and that the strength of the Board is a competitive advantage. The CGN Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board, strategically thinking about board refreshment and succession planning, rather than simply reacting to isolated retirements. The CGN Committee evaluates, among other things, the current Board’s range of skills, education and experience to assess any needs, including increasing the racial, ethnic and gender diversity of the Board and anticipating Board vacancies. In identifying candidates to join the Board, the CGN Committee solicits input from a variety of sources, including existing directors, senior management and formal expressions of interest by individuals that have been communicated to the CGN Committee.

Utilizing the selection criteria set forth below, the CGN Committee selects a prospective candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the CGN Committee meets to determine whether to recommend the candidate to the Board for election or appointment. The Board, excluding all non-independent directors, either accepts or rejects the CGN Committee’s recommendation.

The Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board including, among others, the following minimum criteria:

1.	Residency within the market area of CNB Bank.

2.	Ability and willingness to commit time necessary to fulfill Board and committee duties.

3.	Strong interest in or familiarity with the financial services industry.

4.	Successful career in a business or profession, or valuable community knowledge and perspective, suitable to our business and community service plans within the Bank’s market area.

5.	Character and reputation.

6.	Whether the candidate is “independent” under SEC and NASDAQ rules.

7.	Provide expertise in an area needed for the Board.

No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.

The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.

Communications with Directors

Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corp., PO Box 42, Clearfield, PA 16830-0042. The Corporate Secretary will regularly forward all such correspondence to the directors.

Director Attendance at Annual Meetings

The Corporation typically schedules a meeting of the Board in conjunction with the annual meeting and expects that the members of the Board will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. All of the individuals then serving as directors attended the 2021 Annual Meeting of Shareholders in April 2021.

Director Education

The Corporation and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of the Corporation and its business. On May 11, 2021, the Board attended a formal training session related to the Bank Secrecy Act of 1970, Office of Foreign Assets Control requirements and anti-money laundering. In addition, periodic training sessions for the Board occur during regularly scheduled Board and committee meetings. Topics covered during these trainings in 2021 included information technology, information security, cyber security and asset-liability management. Finally, individual Board members attend specialized industry conferences based on their committee assignments and training needs. The Board also attended a formal unconscious bias training on October 27, 2020.

Director Skills Summary

Our Board brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

	INDEPENDENT DIRECTORS										INSIDERS
	Smith	Obi	Peterson	Pontzer	Powell	Scott	Seager	Straub	Varischetti	Young	Bower	Greslick
Financial industry experience		X									X	X
CEO/business head		X	X		X		X	X	X		X
Business ethics	X	X		X
Technology							X	X			X	X
Human capital management/compensation					X		X			X	X	X
Audit Committee financial expert		X
Mergers and acquisitions	X					X	X	X	X		X	X
Public company governance				X							X	X
Sales and marketing			X		X	X
Legal, legislative or regulatory	X			X					X	X	X	X

Board Diversity Matrix

Our Board views its diversity as an important strength, as our commitment to diversity of experience, gender, and ethnicity is a key driver of the Corporation’s success. The following matrix illustrates the diversity of the Board as of the date of the Annual Meeting of Shareholders.

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	10	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Directors who are Military Veterans	1

In addition to the valuable perspectives resulting from the diversity of gender and ethnicity on the Board, the CGN Committee seeks to ensure that there is diversity of thought among directors, resulting in more thorough analysis of each issue and better decisions, which in the long-term results in greater shareholder value. The Board and CGN Committee believes that diversity of thought stems from many factors including professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, abilities, and shareholder and community representation that will allow the Board to fulfill its responsibilities.

Environmental, Social and Governance (ESG) Principles and Activities of the Corporation

The Corporation respects, values and promotes the realization of an increasing diversity and inclusivity profile in our team of Board members and employees, and our customers, reflective of the communities we serve. In addition to the above-described Board attributes, the Corporation emphasizes relevant governance and diversity and inclusion principles in strategic planning, human capital management and leadership development (which includes recruiting and retaining employees), and vendor management, as relationships with third parties represent critical connections to and extensions of the values and operating principles of the Corporation and Board.

Strategic Planning and Related Training

The Corporation has established a formal Strategic Plan, and the framework of the Strategic Plan establishes that principles of inclusion, diversity, environmental and social responsibility (collectively, ESG principles) encompass and integrate with the other objectives of the Strategic Plan, including exceptional experiences, demonstrated leadership, adaptable technology, and long-term growth. In establishing these ESG principles as the foundation upon which all other strategic objectives are anchored, the Corporation seeks to further develop and sustain a diverse, equitable, and inclusive culture, with sensitivity to the entirety of the Corporation’s footprint and environment in which it operates. The differences among the Corporation’s Board and employees, and its customers and community members, are respected and embraced to drive innovative products, services, and solutions that effectively meet the variety of needs among the Corporation’s diverse group of stakeholders.

To ensure that the ESG principles are understood, implemented, and demonstrated by the Corporation’s employee team on a sustained basis, the Corporation is developing comprehensive diversity, equity, and inclusion communication processes and a training curriculum – a comprehensive program to be delivered beginning in 2022 to all employees, including internal sessions delivered by a certified diversity and inclusion trainer, supplemented by relevant external training sources. This effort will include establishing measurable goals of inclusion and diversity accountability, qualitative processes and actions for achievement of these goals, and regular quantitative assessments to measure the ESG impact on the Corporation, its experiences, and its culture.

Inclusion and Diversity Committee

In support of its strategic diversity and inclusion efforts, and to ensure that the diverse perspectives of the entire Corporation’s employee team is considered when developing and implementing its service and operating profile, the Corporation established an Inclusion and Diversity Committee (the “Diversity Committee”) in 2018. The Diversity Committee, which meets monthly, is comprised of over 10 employee members including underrepresented minorities, females, and those who identify as LGTBQ+, with the following committee responsibilities and goals:

•	Encourage an inclusive and engaged workforce culture through communications and training

•	Demonstrate sustainability, commitment and accountability by tracking inclusion and diversity efforts bank wide

•	Bring awareness to the importance of inclusion and diversity internally and externally

The Diversity Committee’s meeting minutes, activities and recommendations are provided regularly to the Corporation’s executive management team for consideration to promote the effective integration of diversity and inclusion principles into the respective facets of our business evaluated and addressed by the Diversity Committee.

Human Capital Management and Leadership Development

In alignment with the Corporation’s ESG principles, we seek to recognize the unique contribution each employee brings to the Corporation, and we are fully committed to supporting a workplace that understands, accepts and values the similarities and differences between individuals. The Corporation’s key human capital management objectives are to recruit, hire, develop and promote a deeply experienced and diverse employee team, supplemented by similarly inclusive and diversity-focused third-party vendors, that collectively translate into a strong workforce committed to fostering, promoting, and preserving the entire spectrum of our communities and culture, while successfully executing our business strategies and demonstrating our corporate values. To support these objectives, the Corporation’s Employee Experience processes and programs are designed and operated to:

•	Attract and develop talented employees across the spectrum of professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation;

•	Prepare all members of our team for critical roles and leadership positions both now and the future, in serving as employees and valuable community members;

•	Reward and support employees fairly and without discrimination based upon successful performance and through competitive pay and benefit programs;

•	Enhance the Corporation’s culture through efforts to better understand, foster, promote, and preserve a culture of diversity and inclusion; and

•	Evolve and invest in technology, tools, and resources to better support employees of varying skills and backgrounds at work.

Among the means we use to monitor our performance in employee diversity and inclusion management, we take recurring management and employee demographic measurements and engagement surveys, and utilize the results to identify progress made, as well as areas in need of more attention, in improving the diversity, equity, and inclusion of our leadership and workforce profile, and personnel management practices.

A critical measure is realizing increasing diversity in our senior leadership positions, as those members of the Corporation’s management have greater ability to effectuate sustained change in the composition of our team and the expanded, relevant involvement of all groups within the spectrum of our workforce and communities.

During 2021, two women were promoted to or within our executive ranks. First a promotion to Senior Executive Vice President and Chief Customer Experience Officer. Second, a promotion into our executive leadership team to Executive Vice President and Chief Commercial Banking Officer. Both bring to the Corporation the strength of their technical skills and relevant extensive experience. It is important to our continued success that their experiences are shared in key areas of the Corporation’s business, specifically, Commercial Banking, including both commercial lending and treasury management activities, and our Customer Experience division, which collectively includes the establishment and management of our personnel and service delivery channels supporting our commercial and retail customer relationships.

As a result of broadening our recruitment efforts to increase the diversity of our team, for the year ended December 31, 2021, the Corporation hired 48 individuals from groups designated as underrepresented minorities, out of 245 total hires for the entire Corporation in 2021. While 2021 saw the most minority hires made in one year by the Corporation, allowing us to realize improvement in our overall ethnic diversity workforce profile, we recognize that our efforts must continue to remain diligent and be increasingly productive, as some of our regional bank’s workforce profiles do not yet more closely parallel the overall underrepresented minority demographics of their respective communities, particularly our predominantly urban markets including Cleveland, Columbus, Buffalo, and Erie.

As part of expanding our efforts and outlets to reach more qualified underrepresented minority candidates for new or open positions in 2022 and beyond, we are broadening our outreach to new sources for identifying and recruiting talented and qualified minority candidates. This includes partnering with a local Buffalo, New York college to offer apprenticeship programs designed to provide meaningful on-the-job training, work experience and college credits towards certificates and banking degrees to minority students. Additionally, our involvement in the Ohio Bankers League Summer Banking Institute allows us to offer internships to minority college students to increase awareness of career opportunities available in the banking industry in both the Cleveland and Columbus, Ohio markets. We believe our participation in these programs will help us identify or develop similar programs and minority recruitment opportunities in other markets and communities within the Corporation’s footprint.

Vendor Management

In 2021, the Corporation enhanced its new vendor selection process to include an evaluation of the potential vendor’s commitment to sustainability and diversity and inclusion. Our goal is to work with vendors that share our core values and commitment to be a responsible corporate citizen, with a dedication to strengthening the diversity of our team members. We are making the necessary changes to ensure that our procurement practices are designed to identify diverse-owned businesses committed to delivering the service, quality, and value that defines our brand, and to request vendors to definitively respond regarding their diversity and inclusiveness practices and measures. It is our goal to promote the economic growth of the local business communities we serve, in a manner reflective of our size, growth, and geographical location of individuals, departments and services. We understand the competitive advantage of having a broad selection of available suppliers to choose from with respect to factors such as price, quality, attention to detail, and future relationship building, and we now add their respective embracing of diversity and inclusion to the list of significant determining factors.

Community Involvement and Social Impacts

The Corporation serves as a cornerstone institution of both financial support and community service in the markets in which we serve. We are committed to strengthening these communities, whether through the active volunteering of our employees, corporate philanthropy or our leadership on environmental responsibility and sustainability initiatives.

The Corporation’s employees actively participate in their communities through volunteer activities in education, economic development, human and health services, and community reinvestment. Despite the continuing COVID-19 pandemic, the Corporation’s employees found innovative ways to give back to their communities. During 2021, employees donated 7,835 hours in support of more than 456 organizations, with 58% of employees actively participating. Additionally, there were approximately $700,000 in donations to community organizations and events within the communities we serve. Notably, even during the COVID-19 pandemic, the Corporation’s Martin Luther King, Jr. “Take the Day On” efforts resulted in the support of 32 community organizations and 206 volunteer hours. Employees collected donations and delivered them to local organizations in need during this national day of service, which typically serves as a bank holiday. Another example of the Corporation’s involvement in the community is a Financial Reality Fair for high school students, many of which are in low-to-moderate income households, held at the local career center. The event benefited 400 high school students from six high schools, resulted in over 200 hours of volunteer time and partnerships with six community organizations. Bank experts not only shared their real-life knowledge of budgeting, but also provided additional follow up financial education after the fair.

Throughout its history, the Corporation has focused on strengthening the communities it serves. We accomplish this by promoting economic development through investments in community-strengthening initiatives, such as affordable housing. As of December 31, 2021, the Corporation’s investment in affordable housing totaled approximately $6.9 million, with an additional investment commitment of $2.1 million. Additionally, we have a new location opening in 2022 at the Northland Workforce Training Center, in Buffalo, New York. This training center was designed to reduce major barriers that prohibit students from enrolling and completing post-secondary education in fields such as transportation, childcare, academic readiness and affordability. The training center is committed to providing for-credit education at little to no cost to all individuals with financial need and supporting students throughout the process by providing intensive wraparound and supportive services. The Corporation’s efforts at the training center will be focused on increasing banking services access to an underserved community and contributing to the financial literacy efforts of the training center. Lastly, a mobile banking unit is under development to launch in 2022. This unit will allow us to offer banking services in several underserved markets throughout the cities of Buffalo and Niagara Falls.

Environmental

The Corporation continues to evaluate opportunities to mitigate our environmental impact through new initiatives as well as altering existing business practices. The Corporation has identified increasing customer enrollment in paperless “eStatements” as an area of increased focus for 2022. As of December 31, 2021, customer enrollment in eStatements was 36%, compared to 33% at the end of 2020. The Corporation has set a goal of increasing overall customer enrollment to 50% by the end of 2022. To achieve this goal, our customers will be prompted to consider enrolling in eStatements each time they log in unless they specifically request not to be enrolled. This initiative will not only reduce paper usage but also the carbon footprint impact of delivering paper statements to our customers. We also rolled out new functionality on our website and mobile app to allow businesses to open new accounts without having to visit a branch, reducing travel for our customers. The Corporation launched a new “Small Business Xpress” lending platform that provides the customer with a totally digital experience from start to finish. The customer completes an online application, uploads digital loan support documents, and receives paperless loan funding. Another initiative for 2022 focuses on reducing paper usage at the Corporation’s SMART (Solutions Minded Advice Reinforced by Technology) Center locations. This initiative includes paperless balancing and a concentrated effort to reduce the need for withdrawal receipts and physical signatures. Through these actions, the Corporation can further reduce paper usage and the resources needed to store or shred paper documents. Lastly, the Corporation has continued its efforts to replace paper documents by utilizing electronic filing of mortgage documents and the widespread adoption of DocuSign. The use of DocuSign resulted in an estimated reduction of approximately 332,000 pages of paper in 2021 alone.

We also continue to look for opportunities to recycle our waste and to replace items we currently use with recycled products and choosing biodegradable solutions where waste cannot be eliminated. An example of this in practice would be our printers switched to default print double sided in conjunction with using recycled copy paper, ensuring recycling bins are conveniently located, and that sensitive documents placed in secured shred bins are disposed of in a manner that allows for recycling as well. Products made locally are utilized where possible not only to support local businesses, but also to reduce the carbon footprint created through the necessary transportation of those products to our facilities. Finally, we are reducing energy usage through the implementation of higher efficiency equipment in our buildings and sourcing technology solutions that monitor and control usage flow to help reduce the carbon footprint of our facilities.

When expanding or altering our physical office footprint, the Corporation looks for opportunities to embrace green building standards and materials for new construction and renovation projects. In late 2021, the Corporation enhanced its process for evaluating new branch facilities by exploring Leadership in Energy and Environmental Design (“LEED”) certification opportunities for our new locations. LEED provides a framework for healthy, efficient, carbon and cost-saving green buildings. In 2022, we expect to achieve a Silver LEED Commercial Interiors certification for a new branch facility in our BankOnBuffalo division. Over time, our goal is to include LEED certifications for all new construction projects where it is feasible to do so.

Cybersecurity

The Corporation is committed to cybersecurity and vigilantly protecting all clients, resources and information from unauthorized access. The Corporation has implemented a strategic approach to cybersecurity and performs semi-annual cybersecurity penetration tests and formal cyber security maturity assessments via a third party to ensure that we are consistent with security best practices. The Corporation’s cybersecurity approach incorporates a layered portfolio of technology products and tools, documented policies, end-user training and dedicated resources to manage and monitor the evolving threat landscape. We employ dedicated cybersecurity personnel to focus on preventing, identifying, and detecting cybersecurity risks. We use advanced next generation protection technologies to rapidly detect and investigate any evidence of malicious activity, which allows us to quickly isolate systems to contain and prevent damage and restore systems. Incidents are required to be internally reported, including to the Board, if material or appropriate. The Board is responsible for overseeing cybersecurity risks and management provides the Board with updates on current cybersecurity projects and industry trends on at least a quarterly basis. Our cybersecurity personnel regularly evaluate risks and opportunities to improve our cybersecurity program. In addition, controls related to the Corporation’s information technology environment are tested as part of our Sarbanes-Oxley audit.

COMPENSATION OF DIRECTORS

Director fees for non-employee directors are reviewed annually by the ECC for recommendation to the Board. Directors who are also employees of the Corporation do not receive compensation for their service on the Board. The ECC reviews relevant peer group data similar to that used in the executive compensation review. The ECC believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to serve the Corporation as a director and who meet the guidelines set forth by our CGN Committee. In addition, the ECC annually recommends an equity award of the Corporation’s common stock for directors who have served at least one year on the Board. The equity awards vest immediately.

Stock Ownership Policy

The Board has adopted certain stock ownership guidelines (the “Director Stock Ownership Guidelines”) for directors of the Corporation and CNB Bank because it believes that it is important for the Corporation’s future success that directors own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value. Beyond this initial three-year period and prior to the five-year anniversary of a director joining the Board, the Director Stock Ownership Guidelines require directors of the Corporation and CNB Bank to own and sustain during the period of their directorship a number of shares of the Corporation’s common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and Corporation boards of directors. Compliance with the Director Stock Ownership Guidelines is monitored and reported to the Board by the Corporation’s CEO.

Deferred Compensation Plan for Non-Employee Directors

The Corporation has established a deferred compensation plan for its non-employee directors which provides for the deferral of up to 100% of director compensation. All deferred compensation is a general liability of the Corporation and the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the ASC Topic 718.

2021 Director Fee Schedule

Meeting/Committee Description	Fee ($)	Frequency
Board Meeting – CNB Bank	600	Per Meeting
Board Meeting – CNB Financial Corp.	600	Quarterly
Retainer – CNB Bank	1,042	Monthly
Retainer – CNB Financial Corp.	1,042	Monthly
Committee Meeting	500	Committee dependent
Committee Chairs	600	Committee dependent
Retainer – Chairperson of the Board	2,550	Monthly
Retainer – Audit Committee Chair	2,125	Quarterly
Retainer – Executive Compensation Committee Chair	1,250	Quarterly
Retainer – Corporate Governance/Nominating Committee Chair	1,250	Quarterly
Annual Meeting	600	Annual
Director Training	500	Varies
Non-routine Director Work	1,000	Per full day

2021 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (4)	Total ($)
Peter F. Smith	118,100	30,000	—	148,100
Julie Young	47,500	30,000	—	77,500
Robert W. Montler(2)	40,517	30,000	—	70,517
Michael Obi(3)	27,365	—	5,219	32,584
Joel E. Peterson	45,100	30,000	—	75,100
Deborah Dick Pontzer	50,100	30,000	—	80,100
Jeffrey S. Powell	56,250	30,000	—	86,250
Nicholas N. Scott	44,100	30,000	—	74,100
Richard B. Seager	—	30,000	51,900	81,900
Francis X. Straub, III	—	30,000	43,600	73,600
Peter C. Varischetti	33,900	30,000	11,275	75,175

(1)	Total stock award value computed using the closing price on the date of the award multiplied by the number of shares awarded.
(2)	Robert W. Montler retired from the Board on October 27, 2021.
(3)	Michael Obi was appointed to the Board on September 14, 2021.
(4)	Deferred compensation under the non-employee directors’ plan.

The Corporation has also established a Survivor Benefit Plan for the benefit of non-employee directors. The purpose of the plan is to provide a $150,000 life insurance benefit to designated beneficiaries if a participant dies while serving as a director of the Corporation or, in the case of a non-employee directors who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), following such non-employee director’s termination of service. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers:

CNB Bank Financial Corporation:

	Age as of
Name	March 11, 2022	Title
Joseph B. Bower, Jr.	58	President and Chief Executive Officer
Richard L. Greslick, Jr.	45	Senior Executive V.P., Chief Support Officer and Secretary
Tito L. Lima	57	Executive V.P., Chief Financial Officer and Treasurer
Mary Ann Conaway	59	Executive V.P., Employee Experience and Assistant Secretary

CNB Bank:

	Age as of
Name	March 11, 2022	Title
Michael Peduzzi	56	President and Chief Operating Officer
Martin T. Griffith	59	Senior Executive V.P. and Chief Community Banking Officer
Leanne D. Kassab	54	Senior Executive V.P., Chief Experience Officer
Gregory M. Dixon	44	Executive V.P. and Chief Risk Officer
Steven R. Shilling	51	Executive V.P., Private Client Solutions
Angela Wilcoxson	51	Executive V.P., Chief Commercial Banking Officer

Provided below is biographical information for each of our executive officers, other than Messrs. Bower and Greslick, who also serve as non-employee directors of the Corporation. For information regarding Messrs. Bower and Greslick, see “Election of Directors.”

Michael D. Peduzzi joined CNB Financial Corporation as the President and Chief Operating Officer of CNB Bank in August of 2021. Mr. Peduzzi has over 30 years of experience working for companies in the banking and financial services industry. Prior to joining the Bank, Mr. Peduzzi served as the Senior Vice President and Chief Financial Officer of Mid Penn Bancorp, Inc. from 2016 through August 2021. He has also held executive roles at Codorus Valley Bancorp, Union National Financial Corp and Keystone Financial Inc. Mr. Peduzzi graduated from The Pennsylvania State University with a Bachelor of Science degree in Accounting, and is a Pennsylvania-licensed Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Tito L. Lima has over 30 years of experience in various areas of banking. Prior to joining the Corporation in July 2019, he served as Executive Vice President and Chief Financial Officer at NexTier Bank, N.A. from 2015 through June 2019. Prior to joining NexTier Bank, Mr. Lima served as Executive Vice President of Finance for National Penn Bancshares from 2013 to 2015. Mr. Lima graduated from the Robert Morris University with a Bachelor of Science degree in Finance.

Mary Ann Conaway has been with the Corporation since 1982 and has served as the Executive Vice President/Employee Experience since 2014. Ms. Conaway first took a lead role in her field with the promotion in 1992 to Human Resource Officer. In 2011, Ms. Conaway graduated from the Human Resource Management School of the Graduate School of Banking presented by the Central States Conference of Banking Associations and University of Wisconsin-Madison. She has also served as a past member of the Pennsylvania Bankers Association/Professional Development Network State Educational Advisory Committee. Ms. Conaway has served and continues to serve on various boards within the community.

Martin T. Griffith has over 30 years of experience in various areas of banking. Prior to joining the Corporation in 2016, he was employed for the prior 16 years with Five Star Bank, serving in roles of SVP/Retail Banking Executive, SVP/Commercial Banking and Regional President. Mr. Griffith graduated from Ithaca College with a Bachelor of Science degree in Business Administration and has a degree from the Graduate School of Banking at the University of Wisconsin.

Leanne D. Kassab joined CNB Bank in 1996 as a Marketing Assistant and served in various roles, including Executive Vice President of Marketing, before transitioning to her current role as Senior Executive Vice President and Chief Experience Officer in 2021. She served as Senior Risk Officer for CNB Financial Corporation’s Enterprise Risk Management (ERM) program from 2013 to 2015. Ms. Kassab graduated from Indiana University of Pennsylvania with a Bachelor of Science degree in Marketing. She graduated with honors from the American Bankers Association (ABA) School of Bank Marketing and Management and from the Pennsylvania Bankers Association Advanced School of Banking. She was awarded the Certified Financial Marketing Professional (CFMP) designation from the Institute of Certified Bankers (CIB) and serves as an ABA Bank Marketing Conference Advisory Board member and Vice President of the board of directors for Clearfield Arts Studio Theater, Inc. (CAST).

Gregory M. Dixon has been with the Corporation since 2003 and has served in various capacities, with the most recent being Senior Credit Officer. Mr. Dixon holds a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania. He is a graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending. Mr. Dixon has served and continues to serve on various boards within the community.

Steven R. Shilling has over 27 years of experience in wealth management and private banking. Prior to joining the Corporation in 2015, he served as a Senior Vice President in leadership roles with Huntington Wealth Advisors, National City Private Client Services and the Bank of America Private Bank. He graduated summa cum laude with a Bachelor of Arts degree in Economics from Grove City College and received a Master of Business Administration degree from the Fuqua School of Business at Duke University.

Angela Wilcoxson has been with the Corporation since 2020 and has served as the Chief Commercial Banking Officer since January 1, 2022. Ms. Wilcoxson holds a Bachelor of Business Administration degree in Finance from Kent State University and a Master of Arts in Applied Biblical Studies from Moody Bible Institute. Ms. Wilcoxson has over 28 years of experience in various areas of commercial banking and credit underwriting and has previously served in a senior leadership role with KeyBank. Ms. Wilcoxson has served and continues to serve on various boards within the community.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis is focused on the Corporation’s NEOs and summarizes the philosophy, strategy and major details of the Corporation’s approach to compensating our NEOs. Our NEOs for the year ending December 31, 2021 are as follows:

•	Joseph B. Bower, Jr. – President and Chief Executive Officer

•	Tito L. Lima – Executive Vice President, Chief Financial Officer and Treasurer

•	Richard L. Greslick, Jr. – Senior Executive Vice President, Chief Support Officer and Secretary

•	Joseph E. Dell, Jr. – Senior Executive Vice President and Chief Commercial Banking Officer (1)

•	Martin T. Griffith – Senior Executive Vice President and Chief Community Banking Officer

(1)	Mr. Dell retired from his capacity as Senior Executive Vice President & Chief Commercial Banking Officer, effective December 31, 2021.

Financial Highlights

During the challenging times of 2021, the Corporation continued to execute on its strategies while focusing on its long-term objectives:

•

Delivered 2021 net income of $57.7 million, or $3.16 per diluted common share, reflecting a record level of annual earnings for the Corporation, compared to $32.7 million, or $1.97 per diluted common share in 2020;

•	Increased the dividend per common share to $0.685 for the full-year 2021, compared to $0.68 for the full year-2020;

•	Increased tangible book value per common share by 8.4%, from $18.66 at December 31, 2020, to $20.22 at December 31, 2021;

•

At December 31, 2021, excluding the impact pf Paycheck Protection Program (“PPP”) loans, net of PPP deferred processing fees, the Corporation’s loan portfolio totaled $3.6 billion, representing an increase of $373.3 million, or 11.6%, compared to December 31, 2020.

•	Expanded its presence in Cleveland, one of the Corporation’s highest growth markets, through organic growth in Commercial Lending and two branch ground breakings which are expected to open in 2022;

•	Expanded its footprint into the Roanoke Valley region, through its newest brand, Ridge View Bank, with a focus on Commercial Banking;

•

Raised $85 million in Tier 2 capital qualifying subordinated debt at an interest rate of 3.25% and used $50 million of the proceeds to call $50 million subordinated debt, with an interest rate of 5.75%, in its entirety;

•	Ended 2021 in a strong liquidity position, primarily driven by 12.8% growth in deposits;

•	Increased households by 3.3% from year-end 2020 to year-end 2021;

•	Continued to invest in customer-facing technology aimed at enhancing speed and quality of customer interactions;

•

Loans with deferred loan payment arrangements, under the CARES Act, totaled approximately $397 thousand at December 31, 2021, reflecting a significant reduction from $151 million or 4.5% of total loans, at year-end 2020;

•

Focused on the Corporation’s responsibilities to its communities through the participation in the second round of the Paycheck Protection Program, resulting in the origination of approximately $123.3 million or 1,261 loan relationships during 2021; and

•

Focused on the Corporation’s diversity and inclusion responsibility through the continued implementation of previously established initiatives aimed at attracting and retaining a greater diversity of Directors and Employees.

Say-on-Pay Results and Shareholder Outreach

At the 2021 Annual Meeting of Shareholders, 9,128,262 shares, or 96.9% of shares cast (excluding broker non-votes and abstentions), approved, on an advisory basis, the compensation paid to the Corporation’s NEOs as disclosed in the Corporation’s proxy statement for that annual meeting. The ECC considered this feedback during 2021 when designing our executive pay program and policies. The Corporation continues to have an annual say-on-pay vote on an advisory basis.

After the 2021 shareholder meeting, as directed by the Board, CCNE conducted an institutional shareholder outreach program to the largest shareholders. We directly contacted shareholders representing 34% of all outstanding shares and 80% of shares that were institutionally held. Four shareholders responded to the Corporation’s request for a discussion to discuss Environmental, Social, and Governance related topics with six others responding that a call is not needed at this time. Participants on the calls were Mr. Bower, Mr. Peduzzi and Mr. Lima, all of which found the calls helpful to better understand the concerns of our shareholders.”

Compensation Philosophy

The ECC defines and oversees our executive compensation philosophy, programs, and pay decisions for our executive officers.

The ECC’s expectation is that our executive management team should drive performance and produce appropriate returns and enhance value for shareholders. To achieve that goal, our executive compensation is benchmarked, both as to pay and as to performance, and designed with a focus on performance-based pay. We target our executive compensation program to be within a reasonable range of the median pay of financial institutions of similar size, region, and complexity. Our program is designed to provide variable incentives that will reward for performance.

Compensation Objectives

The primary objectives of the executive compensation program are to:

•	Attract, retain, and motivate key executives to produce above-average operating results and shareholder returns for the Corporation;

•	Align the financial interest of the NEOs and shareholders through incentive-based compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

The following table illustrates how we designed our executive compensation program to reflect these compensation objectives:

Key Objectives	How our Compensation Program Supports this Objective
Attract, retain, and motivate key executives to drive shareholder returns for the Corporation

•  Provide competitive total compensation opportunities that target pay within a reasonable range of the peer group median (for meeting performance targets) with the ability to pay above market for driving superior results (or below market for sub-par performance)

•  Long-term incentive awards align executives with shareholder interests and provide retention through multi-year vesting

Key Objectives	How our Compensation Program Supports this Objective

Align the financial interest of the NEOs and shareholders through incentive-based compensation

•  Provide incentives that are tied to our business plans and motivate performance that drives shareholder value

•  Maintain stock ownership guidelines to facilitate ownership

•  Our long-term incentive program includes a performance-based component for each NEO that is based on a 3-year measurement of earnings per share (EPS) growth and return on average equity (ROE) in relation to the SNL US Bank $1 - $5 billion index (relative performance)

Provide a total compensation program that recognizes individual contributions as well as overall business results

•  Executive annual incentive plan correlates to elements of growth, profitability, and asset quality that each NEO can control through day-to-day business decision and execution of strategic plans

•  Each executive’s annual incentive plan scorecard includes common components for: (1) Return on average equity; (2) Loan growth; and (3) Efficiency Ratio. The individual scorecard for all NEOs , except for Mr. Bower, includes one additional metric component focused on the respective executive’s individual role.

• Executive annual incentive plan includes a risk adjustment modifier, which can reduce the incentive payouts when CNB Bank’s Net Charge-Offs ratio exceeds 20 basis points.

Compensation Elements

Our executive compensation program is designed to be simple, straightforward, and fair, and consists of the following elements:

•	Base salary;

•	Annual incentives;

•	Long-term incentives (equity); and

•	Benefits

Target Pay and Mix for Compensation Elements

The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. We target compensation to be within a reasonable range of the median, with actual compensation varying above or below targets based on individual and Corporation performance.

In allocating compensation among these elements, our program is designed to provide a balance of:

•	Fixed and variable /(performance-based) compensation;

•	Cash and equity compensation;

•	Recognition of both short-term (annual) and long-term (multi-year) performance;

•	Performance relative to corporate strategic goals, shareholder value, and individual contributions; and

•	Absolute performance (our own goals) and relative performance (compared to industry/peers)

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.

Compensation Highlights

Summarized below are highlights with respect to our executive compensation program in 2021:

•

Measured absolute performance in our annual bonuses using a team-based approach with three common performance goals included in the formula for all NEOs, and one specialized performance goal for each NEO, except Mr. Bower;

•	Continued to provide a significant portion of executive compensation in incentive-based pay (ensuring a pay-for-performance alignment);

•	Granted stock-based awards to motivate long-term performance and align the executives and shareholders interests;

•	Continued to expand performance-based long-term incentive program for executive officers;

•

With the assistance of an independent consultant, examined the competitiveness of our executive compensation program to confirm that it meets our objectives of attracting, retaining and motivating executives;

•	Continued to use a clawback policy;

•	Continued to require executives to meet stock ownership guidelines; and

•	Retained a risk mitigation feature such as risk modifier (i.e. Net Charge-offs ratio) in the incentive program.

Compensation Determination Process

The Role of the ECC

The ECC is composed of six non-employee, independent directors (as defined by the NASDAQ independence standards) selected from the Board of the Corporation.

The ECC has overall responsibility for reviewing, establishing, and administering the policies that govern our executive compensation program. It determines the compensation of the NEOs and makes a recommendation to the entire Board. In discharging these responsibilities, the ECC seeks to maintain a position of both “independence and equity” with respect to balancing the interests of our shareholders with those of our NEOs.

The ECC has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The ECC meets regularly regarding compensation issues, regularly participates in an executive session (without management) and receives input from its independent compensation consultant.

The Role of the Compensation Consultant

The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The ECC has direct access to outside advisors and consultants throughout the year.

During 2021, the ECC engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm that specializes in executive and board compensation matters and related governance issues. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices and expand the performance-based long-term incentive plan to all executives. Meridian reported directly to the ECC and carried out its responsibilities as assigned by the ECC. After careful review, the ECC determined that Meridian satisfies the NASDAQ independence standards and identified no conflicts of interest.

The Role of Management

At the request of the ECC, NEOs may be present at ECC meetings for discussion purposes. None of the NEOs, however, may be present during any deliberations or votes concerning their respective compensation. The NEOs are not involved in the decisions made by the ECC, nor do they have a vote on any matters brought before the ECC.

The ECC solicits the recommendations of the Corporation’s CEO regarding the performance and compensation of the other NEOs. Ultimately, however, the ECC determines each NEO’s compensation. To determine the remuneration of the CEO, the ECC considers feedback from the from Meridian, as outlined in the previous section.

Competitive Benchmarking

On an annual basis, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions, the ECC engaged Meridian beginning in 2020 to conduct a comprehensive competitive analysis to assess the competitiveness of the total compensation program as a reference for setting its 2021 compensation program, to develop the NEO long-term incentive program and to assess the historical pay for performance relationship. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (individually and in the aggregate) relative to market and peer group practices. An assessment of the pay mix and the pay for performance relationship were also presented to the ECC.

In developing a market composite for its compensation review, Meridian used data from the (1) public company proxy peer group and (2) published compensation surveys. Meridian developed the peer group using objective parameters that reflect financial corporations of similar size (assets between $1.8B and $8B; approximately half to two times the Corporation’s asset size when the peer group was developed), geographic region and business model (factors that influence NEO compensation in the banking industry). The ECC reviewed and approved the peer group as developed and recommended by Meridian. The peer group is reviewed and updated as appropriate, since the comparable financial corporations may change depending on acquisitions and the business focus of the Corporation or our peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate the Corporation’s asset size and region and provide a market perspective for NEO total compensation.

The following seventeen financial corporations comprise the peer group:

Company	Ticker
Lakeland Bancorp, Inc.	LBAI
Tompkins Financial Corporation	TMP
Premier Financial Corp.	PFC
Univest Financial Corporation	UVSP
City Holding Company	CHCO
Financial Institutions, Inc.	FISI
Peoples Bancorp Inc.	PEBO
Carter Bank & Trust	CARE
Republic First Bancorp, Inc.	FRBK
Arrow Financial Corporation	AROW
Southern National Bancorp of Virginia, Inc.	SONA
First Community Bankshares, Inc.	FCBC
Farmers National Banc Corp.	FMNB
Civista Bancshares, Inc.	CIVB
Peoples Financial Services Corp.	PFIS
Summit Financial Group, Inc.	SMMF
Howard Bancorp, Inc.	HBMD

2021 Compensation Program and Pay Decisions

The Corporation’s compensation program consists of four elements: base salary, annual incentives, long-term/stock-based compensation, and benefits. The following section summarizes the role of each element, how decisions are made and the resulting 2021 decision process as it relates to our NEOs.

Base Salary

The Corporation believes that a competitive base salary is essential to hire and retain our NEOs. To that end, the Corporation aims to provide competitive fixed pay related to the role and contribution of the NEO.

The ECC uses the benchmark data provided by Meridian as a reference when setting the base salary of each NEO. The ECC targets a range around the peer group median but considers each NEO’s specific role, experience, contribution and performance in determining base salaries.

In December of each year, the ECC reviews and sets each NEO’s base salary for the following calendar year to reflect competitive market conditions, individual experience, expertise and performance. The ECC considers input from the Corporation’s CEO when setting the base salaries of the other NEOs, but is solely responsible for determining the CEO’s base salary.

In December 2020, the ECC reviewed the NEOs’ base salaries against the market range for each position and the relative salaries of the executive team, as well as competitive market data, individual performance and contributions. Salary adjustments for 2021 were made for the NEOs in December 2020, to ensure compensation for the NEOs continues to be in line with market practice and recognize executive performance and contribution. The 2021 salary adjustments were as follows:

NEO	Title	2020 Salary	% Increase	2021 Salary
Joseph B. Bower, Jr.	President & Chief Executive Officer	$623,000	3%	$644,000
Tito L. Lima	Executive V.P. & Chief Financial Officer and Treasurer	$262,000	5%	$275,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer and Secretary	$320,000	3%	$330,000
Joseph E. Dell, Jr. (1)	Senior Executive V.P. & Chief Commercial Banking Officer	$297,000	2%	$303,000
Martin T. Griffith	Senior Executive V.P. & Chief Community Banking Officer	$257,500	10%	$283,667

Annual Incentives

The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2021 NEO Incentive Plan, we offer a select group of key executives, including the NEOs, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash incentive opportunity. For each NEO, there are also team-based objectives that are measured using absolute metrics.

Each NEO has a target opportunity based on his position at the Corporation and competitive market data provided by Meridian. Actual payouts can range from zero if performance does not result in any goals being achieved to a stretch payout of 150% of the incentive target if stretch goals are achieved for all metrics. A NEO receives a 50% payout for achieving threshold performance, 75% payout for achieving mid-point performance, 100% payout for achieving target performance and 150% for achieving stretch performance goals. If performance falls between threshold performance and target performance levels, there is no interpolation of payout percentages. After target performance levels have been met there is interpolation in the payout percentage calculation between the target and the stretch levels.

NEO	Title	Incentive Target (% of Base Salary)	Incentive Target ($)
Joseph B. Bower, Jr.	President & Chief Executive Officer	40%	$258,000
Tito L. Lima	Executive V.P. & Chief Financial Officer and Treasurer	35%	$97,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer and Secretary	35%	$116,000
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	35%	$107,000
Martin T. Griffith	Senior Executive V.P. & Chief Community Banking Officer	35%	$100,000

The performance measures and goals are selected and approved by the ECC at the beginning of each year. For 2021, the ECC selected Return on Equity (“ROE”), loan growth and efficiency ratio as key indicators of our performance and execution of our strategic plan. One additional function/role related performance measure was included for each NEO, excluding Mr. Bower. Actual performance was assessed and the resulting incentive payouts were determined in February 2022. The tables below summarizes the performance measures, goals and actual performance and incentive percentage achieved for each NEO.

Joseph B. Bower, Jr. – President & Chief Executive Officer

Performance Measure	Performance Goal					2021 Actual Performance
	Weight	Threshold	Mid-Point	Target	Stretch	Performance	Performance Factor
ROE to budget	35%	11.40%	11.65%	11.90%	12.66%	13.39%	150.00%
Loan growth	35%	8.00%	9.60%	11.20%	14.00%	11.61%	107.32%
Efficiency Ratio	30%	59.00%	57.73%	56.45%	54.00%	59.76%	0.00%
TOTAL	100%						36.08%

Tito Lima – Executive V.P. & Chief Financial Officer and Treasurer

Performance Measure	Performance Goal					2021 Actual Performance
	Weight	Threshold	Mid-Point	Target	Stretch	Performance	Performance Factor
ROE to budget	30%	11.40%	11.65%	11.90%	12.66%	13.39%	150.00%
Loan growth	25%	8.00%	9.60%	11.20%	14.00%	11.61%	107.32%
Efficiency Ratio	20%	59.00%	57.73%	56.45%	54.00%	59.76%	0.00%
Liquidity Ratio	25%	12.00%	10.60%	9.20%	5.00%	14.80%	0.00%
TOTAL	100%						25.34%

Richard L. Greslick, Jr. – Senior Executive V.P. & Chief Support Officer and Secretary

Performance Measure	Performance Goal					2021 Actual Performance
	Weight	Threshold	Mid-Point	Target	Stretch	Performance	Performance Factor
ROE to budget	30%	11.40%	11.65%	11.90%	12.66%	13.39%	150.00%
Loan growth	25%	8.00%	9.60%	11.20%	14.00%	11.61%	107.32%
Efficiency Ratio	20%	59.00%	57.73%	56.45%	54.00%	59.76%	0.00%
E-service User Increase	25%	65.00%	66.75%	68.50%	72.50%	63.83%	0.00%
TOTAL	100%						25.25%

Joseph E. Dell, Jr. – Senior Executive V.P. & Chief Commercial Banking Officer

Performance Measure	Performance Goal					2021 Actual Performance
	Weight	Threshold	Mid-Point	Target	Stretch	Performance	Performance Factor
ROE to budget	30%	11.40%	11.65%	11.90%	12.66%	13.39%	150.00%
Loan growth	25%	8.00%	9.60%	11.20%	14.00%	11.61%	107.32%
Efficiency Ratio	20%	59.00%	57.73%	56.45%	54.00%	59.76%	0.00%
Total Delinquency – Bank Loans	25%	1.00%	0.90%	0.80%	0.50%	0.51%	148.33%
TOTAL	100%						38.46%

Martin T. Griffith – Senior Executive V.P. & Chief Community Banking Officer

Performance Measure	Performance Goal					2021 Actual Performance
	Weight	Threshold	Mid-Point	Target	Stretch	Performance	Performance Factor
ROE to budget	30%	11.40%	11.65%	11.90%	12.66%	13.39%	150.00%
Loan growth	25%	8.00%	9.60%	11.20%	14.00%	11.61%	107.32%
Efficiency Ratio	20%	59.00%	57.73%	56.45%	54.00%	59.76%	0.00%
BankOnBuffalo Team Incentive	25%	10.00%	20.00%	30.00%	45.00%	16.63%	50.00%
TOTAL	100%						29.73%

The ECC considers an overly adverse asset quality measure, being the percentage of net charge-offs to average total loans as a potential negative adjustment to the incentive awards. Payouts were subject to a reduction in incentives earned if CNB Bank’s ratio of net charge-offs to average loans exceeds the following thresholds:

CNB Bank net charge-offs / Average CNB Bank loans	Incentive percentage forfeited
0.20%	25%
0.25%	50%
0.30%	75%
0.34%	100%

During the year ended December 31, 2021, the CNB Bank’s ratio of net charge-offs to average loans was 0.06%. As a result, no incentive reductions for the NEOs were required under the 2021 NEO Incentive Plan.

The following table summarizes the actual payouts awarded to the NEOs for 2021 (with such incentives paid to the respective executives in February 2022):

NEO	Title	Calculated Incentive Payout	Calculated Incentive Payout as % of Target	Actual Incentive Payout	Actual Incentive Payout %
Joseph B. Bower, Jr.	President & Chief Executive Officer	$232,360	36.1%	$296,760	46.1%
Tito L. Lima	Executive V.P. & Chief Financial Officer and Treasurer	$69,675	25.3%	$97,175	35.3%
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Support Officer and Secretary	$83,323	25.3%	$116,323	35.3%
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	$116,536	38.5%	$146,836	48.5%
Martin T. Griffith	Senior Executive V.P. & Chief Community Banking Officer	$84,330	29.7%	$112,697	39.7%

(1)

Based on the Corporation’s actual performance for 2021, the Performance Factor for the NEOs was calculated and included in the table above. In 2020, the Board evaluated the macro-economic events resultant from the COVID-19 pandemic and their impact on the Corporation’s financial performance, and made a decision to reduce the Calculated Incentive Payout amounts by 50%. Based on the financial performance of the Corporation in 2021 the Board made a decision to increase the Calculated Incentive Payout percentages by 10% related to 2021 performance.

Long-Term Incentives

We believe that our NEOs should be invested in the Corporation and share in the same risks and rewards of our shareholders. The purpose of the long-term incentive program is to align the interests of the NEOs with the long-term interests of the Corporation and shareholders, encourage stock ownership and enhance our ability to retain top performers.

The 2021 Long-Term Incentive Program (“LTIP”) consists of a combination of performance shares and time-based restricted stock. We believe it is important for our LTIP to include both time-based and performance-based components, to balance performance orientation of the performance shares with the retention orientation of time-based shares. Also, our LTIP is comprised entirely of equity compensation to ensure alignment with shareholders. Each NEO has a target long-term incentive opportunity that is defined as a percentage of base salary and that is positioned to be conservatively competitive with the market median of the compensation market data provided by Meridian. The CEO received 60% performance shares and 40% time-based restricted stock while all other NEOs received their respective shares as a 50% / 50% mix between performance shares and time-based restricted stock.

Time-based awards vest incrementally over three years (e.g. one third per year beginning on the first anniversary of grant) while performance awards cliff vest at the end of the three-year performance period based on the Corporation’s performance of EPS Growth and Return on Average Equity as compared to the SNL US Bank $1 billion - $5 billion Index. The metrics were selected to reflect performance goals that are aligned with long-term shareholder value. The metrics are weighted equally with payouts ranging from 0% to 150% of target dependent on the Corporation’s ranking at the end of the three-year period (see below table for payout range). Performance between threshold, target and stretch will be interpolated. The performance awards will vest after the performance period and when relative performance results are reviewed and approved by the ECC.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%

Decisions regarding the size of stock-based awards are made by the ECC after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO. We will not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so. We believe that the strategy described above both aligns the interests of the NEOs and our shareholders and facilitates the retention of our NEOs.

Long-term incentive grant values are determined based on a market range that is provided by Meridian, with adjustments made based on the Corporation’s performance and the individual NEO’s performance, role, contributions, and long-term potential with the Corporation.

The long-term incentive grants made to NEOs in February 2021 are summarized below.

NEO	% of Base Salary	Total LTI Grant Value Total Value	Restricted Stock Award – Time-Based # of Shares(1)	Restricted Stock Award – Performance-Based At Target # of Shares(1)
Joseph B. Bower, Jr.	35%	$227,000	6,476	4,318
Tito L. Lima	16%	$45,000	1,070	1,070
Richard L. Greslick, Jr.	26%	$85,000	2,021	2,021
Joseph E. Dell, Jr.	16%	$47,000	2,235	0	(2)
Martin T. Griffith	16%	$45,000	1,070	1,070

(1)	The number of shares granted is determined by the grant value divided by the grant date closing price.
(2)

Mr. Dell was not granted a time-vesting restricted stock award for 2021 since he was scheduled to retire in 2021 based upon him reaching the Corporation’s mandatory executive retirement age of 65 during the year.

Benefits

The Corporation maintains a 401(k) Savings Plan to attract and retain employees and help them meet their retirement goals. Further information is provided under “Retirement Plan.”

We believe that the Corporation’s non-qualified retirement plans are an important element in retaining NEOs, as well as helping them meet their retirement goals. For that reason, we provide:

•

The Supplemental Executive Retirement Plan (“SERP”) – Certain NEOs participate in a SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Bank and the respective NEO. The narrative that follows the “Pension Benefits” table below contains a detailed description of the SERP.

•

Defined Contribution Plan – Effective as of January 2, 2022, Mr. Lima participates in a defined contribution plan pursuant to which the Corporation will contribute an amount to the plan each January 1, commencing (for 2022 only) on January 2, 2022, until Mr. Lima’s service with the Corporation terminates, equal to 20% of Mr. Lima’s annual base salary. The plan is embodied in an agreement between the Corporation and Mr. Lima. The narrative that follows the “Nonqualified Deferred Compensation” table below contains a detailed description of the defined contribution plan.

•

The Executive Deferred Compensation Plan – NEOs can participate in this plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. At the election of the plan participant, all or a portion of the deferrals can be “deemed” to be invested in Corporation common stock. The Corporation provides no inducement (match or discretionary contribution) for NEOs who participate but believes that having this “phantom stock” option available helps align the interest of participants with that of shareholders by focusing on the Corporation’s long-term performance.

The Corporation provides certain NEOs with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with standards that are customary in the financial services industry. Specifically, the Corporation provides each of Messrs. Bower, Lima, Greslick, Dell, and Griffith the use of a vehicle as well as payment of club dues, both of which are included in taxable income. The ECC believes that these perquisites assist the NEOs in the performance of their respective job duties by providing greater opportunities to develop and expand business contacts.

The ECC believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Bower, Lima, Greslick, Dell and Griffith (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The Corporation, the Bank and Mr. Bower entered into a new Employment Contract on October 24, 2019, with the initial term expiring on December 31, 2022. Thereafter, Mr. Bower’s Employment Contract renews automatically for successive 12-month periods unless terminated by either party upon 120 days’ written notice. On February 9, 2022, the Corporation announced that Mr. Bower will retire, effective December 31, 2022, from his position as President and Chief Executive Officer of the Corporation and retire, effective July 1, 2022, from his position as Chief Executive Officer of CNB Bank. The Employment Contracts for Messrs. Lima, Greslick, Dell and Griffith shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of intent not to renew the contract prior to the end of the then-current term.

The Employment Contracts provide for a base salary to be established annually by the Board and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.

The Employment Contracts also provide for severance payments in the event a NEO is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control. Such circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, Messrs. Bower and Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary for the year in which his employment ends and Messrs. Lima, Dell and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends. Messrs. Bower and Greslick will be entitled to receive a payment in the amount of 2.99 times the average incentive bonus paid over the preceding three-year period. Messrs. Lima, Dell and Griffith will be entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three-year period. The potential payments that would have occurred assuming a change of control event at December 31, 2021 were $2,606,383 for Mr. Bower, $926,381 for Mr. Lima, $1,276,566 for Mr. Greslick, $1,016,444 for Mr. Dell and $864,593 for Mr. Griffith. Additionally, accelerated vesting of outstanding unvested restricted stock awards will occur and restrictions will lapse.

Cash and benefits paid to a NEO under the Employment Contracts together with payments under other benefit plans following a change of control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the NEO would be excess parachute payments, then the NEO’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the NEOs.

Impact of Accounting and Tax

The ECC and our executive management team consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting annual compensation in excess of $1,000,000, for U.S. federal income tax purposes, paid to the CEO and all other NEOs in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Corporation’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 on the Corporation’s equity incentives as a key retention tool.

Stock Ownership Policy

In 2014, the Board adopted stock ownership guidelines (the “Executive Stock Ownership Guidelines”) for executive officers of the Corporation and CNB Bank and our regional bank presidents. The Board believes that a certain level of stock ownership of senior management further aligns their interests and actions with the interests of the Corporation’s shareholders. The Executive Stock Ownership Guidelines require Mr. Bower, in his capacity as CEO, to own at all times during the period of his employment a number of shares of the Corporation’s common stock with a market value equal to 300% or more of his then-base salary. All other executive officers of the Corporation and CNB Bank and our regional bank presidents are required to own at all times during the period of their employment a number of shares of the Corporation’s common stock with a market value equal to 150% or more of the executive’s then-base salary. The Executive Stock Ownership Guidelines provide that until a person subject to the Executive Stock Ownership Guidelines achieves full compliance with such guidelines, the person may not dispose of any shares received from the equity compensation, other than for tax purposes. The Executive Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by the Corporation’s CEO.

Hedging and Pledging Policy

All directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging and/or pledging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the CSO before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.

Clawback/Recoupment Policy

The Board adopted a clawback policy for incentive compensation. The policy provides that the ECC may, in its sole discretion, subject to the terms of the policy and to the extent legally permitted, require the return, repayment, or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding a triggering event. A triggering event is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws or misconduct by an executive officer.

Reducing the Possibility of Excess Risk-Taking

The ECC has determined that the risks arising from the compensation policies and practices for executives of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.

Several features of the Corporation’s cash and stock-based incentive program reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We include both absolute performance goals and relative performance goals in our annual bonus program in order to appropriately balance risk/reward when developing strategic goals.

•	Our annual bonus program limits individual payout amounts to 150% of the target payout amounts.

•	Equity grants typically vest over a three-year period to encourage our NEOs to maintain a long-term perspective.

•	We have a clawback policy which allows us to recoup any cash and/or equity annual or long-term incentive compensation payouts for a triggering event.

•	Our NEOs are subject to stock ownership guidelines, as discussed above, which we believe align our NEOs’ interests with the interests of our shareholders.

•	We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The ECC has downward discretion over the annual incentive program and long-term incentive payouts.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

•	We retain an independent compensation consultant who keeps the Committee aware of market trends and best practices.

COMPENSATION COMMITTEE REPORT

The ECC met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, and the Corporation’s Board has approved that recommendation.

Submitted by the Executive Compensation Committee:

Richard B. Seager, Chairperson             Peter F. Smith             Jeffrey S. Powell

Deborah Dick Pontzer                            Julie Young                Nicholas N. Scott

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents, for the three years ended December 31, 2021, 2020, and 2019, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the principal executive officer, the principal financial officer and the next three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)		All Other Compensation ($) (5) (6)	Total ($)
Joseph B. Bower, Jr., President and Chief Executive Officer of CNB Financial Corp; Chief Executive Officer of CNB Bank	2021 2020 2019	644,000 623,000 590,000	272,400 347,079 252,700	(7)	296,760 120,625 265,715	1,760,834 467,045 408,830	(4)	54,555 50,671 47,583	3,028,549 1,608,420 1,664,645
Tito L. Lima Principal Financial Officer and Treasurer of CNB Financial Corp.; Executive Vice President and Chief Financial Officer of CNB Bank	2021 2020 2019	275,000 262,000 125,000	56,250 37,504 —	(7)	97,175 44,390 49,540	— — —		53,493 53,840 368	481,918 397,734 174,908
Richard L. Greslick, Jr. Secretary of CNB Financial Corp.; Senior Executive Vice President and Chief Support Officer of CNB Bank	2021 2020 2019	330,000 320,000 305,000	106,250 125,002 99,993	(7)	116,323 54,040 120,472	92,790 69,204 61,932		51,547 49,808 48,227	696,910 618,054 635,624
Joseph E. Dell, Jr. Senior Executive V.P. & Chief Commercial Banking Officer of CNB Bank	2021 2020 2019	303,000 297,000 288,000	47,000 68,764 68,734	(7)	146,836 50,180 113,717	— — —		48,097 45,487 45,392	544,933 461,431 515,843
Martin T. Griffith Senior Executive Vice President and Chief Community Banking Officer of CNB Bank	2021 2020	283,667 257,500	56,250 62,482	(7)	112,697 35,261	— —		52,154 51,226	504,768 406,469

(1)

Reflects shares of restricted stock awarded under the 2019 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the NEO to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of restricted stock awarded vest equally over a three or four-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events or normal retirements occur.

(2)	Amount represents cash payments made under the Corporation’s Non-Equity Incentive Plan.
(3)	The Change in Pension Value reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plan.

(4)

The increase in pension value for 2021 was the result of updates to actuarial assumptions used to calculate the value of pension benefits, specifically the change in expected date of retirement due to the announcement by Mr. Bower to retire in 2022.

(5)	Amounts stated in this column for 2021 include:

	Profit Sharing Contribution ($)	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Total ($)
Joseph B. Bower, Jr.,	25,790	11,600	2,007	9,209	5,949	54,555
Tito L. Lima	25,790	11,600	774	10,259	5,070	53,493
Richard L. Greslick, Jr.	25,790	11,600	432	8,386	5,339	51,547
Joseph E. Dell, Jr.	25,790	11,600	1,503	5,304	3,900	48,097
Martin T. Griffith	25,790	11,600	1,035	1,573	12,156	52,154

(6)	It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers.
(7)

In 2021, all NEOs received performance-based restricted stock awards. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the three-year service period based on the most probable outcome. The amount reported above represents the value of the award at the grant date assuming that the highest level of performance conditions would be achieved.

Stock Incentive Plan

The CNB Financial Corporation 2019 Omnibus Incentive Plan (the “2019 Incentive Plan”) was initially adopted by the Corporation’s Board and subsequently approved by the Corporation’s shareholders at its annual meeting held in 2019. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2019 Incentive Plan. Awards may be granted in the form of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. The 2019 Incentive Plan provides that the exercise price of each option will be determined by the ECC, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of our common stock on the grant date. Generally, the term of an option will not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under the 2019 Incentive Plan as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	390,090
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	390,090

Grants of Plan-Based Awards in 2021

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Share Units(1)	Grant Date Fair Value of Shares
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)(2)
Joseph B. Bower, Jr.	1/31/21	129,000	258,000	387,000	2,159	4,318	6,476	6,476	272,400
Tito L. Lima	1/31/21	48,500	97,000	145,500	535	1,070	1,605	1,070	56,250
Richard L. Greslick, Jr.	1/31/21	58,000	116,000	174,000	1,010	2,021	3,031	2,021	106,250
Joseph E. Dell, Jr.	1/31/21	53,500	107,000	160,500	0	0	0	2,235	47,000
Martin T. Griffith	1/31/21	50,000	100,000	150,000	535	1,070	1,605	1,070	56,250

(1)	Time-based awards vest ratably over a three-year period.
(2)	Fair value of stock award computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2021 Fiscal Year-End

Name	Number of Time-Based Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($) (1)
Joseph B. Bower, Jr.	1,240 2,409 6,476	(2) (3) (4)	32,860 63,839 171,614	5,580 5,419 4,318	(5) (6) (7)	147,870 143,604 114,427
Tito L. Lima	500 338 1,070	(8) (3) (4)	13,250 8,957 28,355	508 1,070	(6) (7)	13,462 28,355
Richard L. Greslick, Jr.	528 1,127 2,021	(2) (3) (4)	13,992 29,866 53,557	1,583 1,691 2,021	(5) (6) (7)	41,950 44,812 53,557
Joseph E. Dell, Jr.	363 620 2,235	(2) (3) (4)	9,620 16,430 59,228	1,088 931	(5) (6)	28,832 24,672
Martin T. Griffith	564 1,070	(3) (4)	14,946 28,355	846 1,070	(6) (7)	22,419 28,355

(1)	The amount shown represents the number of awards that have not vested as of December 31, 2021 multiplied by the closing price of the Corporation’s common stock on December 31, 2021, which was $26.50
(2)	Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2019
(3)	Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2020
(4)	Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2021
(5)	The number of shares reported represents the target number of performance shares awarded on January 31, 2019
(6)	The number of shares reported represents the target number of performance shares awarded on January 31, 2020
(7)	The number of shares reported represents the target number of performance shares awarded on January 31, 2021
(8)	Stock awards vest 25% annually on October 1st, following the grant date, which was October 1, 2019

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting in 2021 of time-based and performance-based incentive restricted stock awards granted to the NEOs. We do not have any outstanding options.

	Time-Based		Performance-Based		Total
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph B. Bower, Jr.	3,475	73,079	5,640	118,609	9,115	191,688
Tito L. Lima	419	9,729	0	0	419	9,729
Richard L. Greslick, Jr.	1,977	41,576	1,468	30,872	3,445	72,448
Joseph E. Dell, Jr.	1,436	30,199	1,144	24,058	2,580	54,257
Martin T, Griffith	1,305	28,515	0	0	1,305	28,515

(1)	Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.

Pension Benefits

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Joseph B. Bower, Jr.	SERP	(1)	24	6,124,277
Tito L. Lima			N/A
Richard L. Greslick, Jr.	SERP	(1)	23	1,641,927
Joseph E. Dell, Jr.			N/A
Martin T. Griffith			N/A

(1)	The SERP is described below. This plan is offset by tax-free earnings from Bank-owned life insurance.

Retirement Plan

The Corporation maintains the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust (the “Plan”). The Plan permits eligible employees to make pre-tax and Roth contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one-year with 1,000 hours ~~s~~ervice are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing discretionary non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one-year with 1,000 hours service and allows employer contributions in an amount equal to a percentage of eligible compensation plus 5.7% of the compensation for all employees in excess of $142,800, subject to a $290,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $1,303,632 for the 401(k) savings plan component and $2,221,040 for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plan

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into SERP agreements that provide retirement benefits to certain executives in the manner discussed below.

The Bank has entered into agreements with Messrs. Bower and Greslick to provide each executive with an annual supplemental retirement benefit at age 65 equal to a percentage of the executive’s final average compensation (i.e., average annual base salary for prior three years plus average annual bonus for prior five years) paid for twenty years reduced, as applicable, by amounts attributable to Social Security, the annual benefit that could be provided by contributions by the Corporation and the Bank (other than the executive’s elective deferrals) to the Plan and the earnings on those amounts, calculated on an actuarial equivalent basis. The annual supplemental retirement benefit percentage at age 65 is 75% for Messrs. Bower and Greslick.

Reduced amounts will be payable under each SERP in the event the executive takes early retirement after age 55. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits.

The SERP is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of the Bank.

The SERP also provides for termination and change of control benefits with such benefits payable over a twenty-year period. If a termination or change of control would have occurred at December 31, 2021, the following aggregate amounts would have been paid: Mr. Bower $7,361,838 (change in control), $6,124,277 (termination); Mr. Greslick $2,757,571 (change in control), $0 (termination).

Executive Deferred Compensation Plan

We have established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the provisions of ASC Topic 718.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of each NEO’s account under the CNB Financial Corporation Executive Deferred Compensation Plan.

Name	Executive Contributions in 2021 ($)(1)	Corporation Contributions in 2021 ($)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)
Joseph B. Bower, Jr.	115,920	—	102,648	—	746,575
Tito L. Lima	—	—	—	—	—
Richard L. Greslick, Jr.	60,906	—	54,583	—	350,791
Joseph E. Dell, Jr.	38,869	—	8,761	—	79,618
Martin T. Griffith	—	—	—	—	—

(1)	Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.

The Corporation has adopted a defined contribution plan for certain executive officers, including Mr. Lima, pursuant to which the Corporation will contribute an amount to the defined contribution plan each January 1, commencing (for 2022 only) on January 2, 2022, until Mr. Lima’s service with the Corporation terminates, equal to 20% of Mr. Lima’s annual base salary. Mr. Lima will be 0% vested in the contributions made by the Corporation to the defined contribution plan until the earliest to occur of one of the following events, at which time he will be 100% vested in such contributions: (i) his attainment of five years of service with the Corporation; (ii) his death or “disability” (as defined in the defined contribution plan); or (iii) a “change in control” (as defined in the defined contribution plan) of the Corporation. Mr. Lima may elect to receive payment of his vested amounts under the defined contribution plan in either a lump sum or in annual installments for a period of ten years, provided that if Mr. Lima’s service with the Corporation terminates prior to his attainment of age 65, other than by retirement, then his vested amounts under the defined contribution plan will be paid in a lump sum. Payments of vested amounts under the defined contribution plan will be made or commence within 90 days following the later of Mr. Lima’s termination of service from the Corporation or his attainment of age 65, provided that if Mr. Lima becomes disabled, then payments will be made or commence within 90 days following his disability. Notwithstanding the previous sentence, if Mr. Lima dies prior to payments commencing under the defined contribution plan, then he will receive payment of his vested amounts in a lump sum within 90 days following his death, and if Mr. Lima’s service with the Corporation terminates within one year following a change in control of the Corporation, then he will receive payment of his vested amounts in a lump sum within 90 days following his termination of service. Amounts contributed to the defined contribution plan by the Corporation will be credited with earnings each December 31 at a fixed rate of 4%.

The Board may, in its sole discretion and at any time, amend or terminate the defined contribution plan, provided that no such amendment or termination may adversely affect the rights or benefits of Mr. Lima under the Plan without his prior written consent. The defined contribution plan is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the Plan are payable from the general assets of the Corporation.

Termination and Change in Control Benefits

As discussed under “Employment Contracts” and “Supplemental Executive Retirement Plan” above, the Corporation provides additional benefits to the NEOs in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event would have occurred on December 31, 2021, below.

	Joseph B. Bower, Jr.	Tito L. Lima	Richard L. Greslick, Jr.	Joseph E. Dell, Jr.	Martin T. Griffith
Termination or Change in Control Event
Restricted Stock Vesting	635,550	125,036	185,067	153,188	104,035
Termination Event
Lump Sum Cash Payment	2,606,383	926,381	1,276,566	1,016,444	864,593
SERP Payment	6,124,277	—	—	—	—
Change in Control Event
Lump Sum Cash Payment	2,606,383	926,381	1,276,566	1,016,444	864,593
SERP Payment	7,361,838	—	2,757,571	—	—

Executive Compensation Committee Interlocks and Insider Participation

The members of the ECC are Messrs. Seager (Chairperson), Pontzer, Powell, Scott, Young and Smith. No person who served as a member of the ECC during 2021, including, prior to his retirement, Mr. Montler, was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2021, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC of the Corporation.

CERTAIN TRANSACTIONS

Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Code of Ethics

The Board has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.

The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.

The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of February 22, 2022 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned(1)		Percentage of Shares Outstanding(5)
Directors:
Peter F. Smith	92,083			*
Joseph B. Bower, Jr.	70,924 363,831	(2) (3)	2.15	* %
Richard L. Greslick, Jr.	24,891			*
Michael Obi	734	(4)		*
Joel E. Peterson	15,410			*
Deborah Dick Pontzer	36,408	(2)		*
Jeffrey S. Powell	130,480	(2)		*
Nicholas N. Scott	25,383			*
Richard B. Seager	16,638			*
Francis X. Straub	31,503			*
Peter C. Varischetti	13,066			*
Julie M. Young	3,540			*
Executive Officers:
Martin T. Griffith	6,104			*
Tito Lima	10,533	(2)		*
Directors and Executive Officers as Group (20 persons) (6)	522,272		3.09%

*	Less than 1%.
(1)	Information furnished by directors, NEOs and other executive officers.
(2)	Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3)	Includes shared voting rights for shares indirectly held in trust for the Plan.
(4)	Michael Obi was appointed to the Board on September 14, 2021.
(5)	Based on 16,910,921 shares of our common stock outstanding as of February 22, 2022.
(6)	Excludes shares indirectly held in trust for the Plan.

Stock Owned by 5% Shareholders

The following table presents common stock ownership information for persons known to us to beneficially own more than 5% of the Corporation’s stock as of the record date of February 22, 2022.

Name	Shares Beneficially Owned		Percentage of Shares Outstanding(1)
BlackRock, Inc.	1,115,215	(2)	6.6%

(1)	Based on 1,115,215 shares of our common stock outstanding as of February 22, 2022.
(2)

Based on a Schedule 13G/A filed on February 1, 2022 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, NY 10055, BlackRock possesses sole voting power with respect to 1,096,618 shares of common stock and sole dispositive power with respect to 1,115,215 shares of common stock. BlackRock has indicated that it filed the Schedule 13G/A on behalf of the following subsidiaries: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Joseph B. Bower, Jr., our CEO. For 2021, our most recently completed fiscal year, the annual total compensation of our median employee was $58,118 and the annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement and adjusted for the value of non-discriminatory health insurance benefits, was $3,044,434. As a result, the annual total compensation of our CEO was 52 times that of the median employee.

To identify our median employee, as well as to determine the annual total compensation of our median employee and CEO, we took the following steps:

1.

We determined that, as of December 31, 2021, our employee population consisted of 705 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on March 4, 2021 (the “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees.

a.

In this Proxy Statement, we selected December 31, 2021, which is within the last three months of 2021, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.

To identify the “median employee” from our employee population, we compared the salary amount of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021.

3.

We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,118.

5.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report, then added the value of non-discriminatory health insurance benefits.

OTHER MATTERS

Delinquent Section 16(a) Reports

Under SEC rules, the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.

Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a) other than, as a result of an administrative error, the Corporation late filed reports in January 2022 related to 2021 bi-weekly deferred compensation transactions for Joseph B. Bower, Jr. and Richard L. Greslick, Jr. as well as 2021 monthly board fees for Richard B. Seager, Frank Straub and Peter Varischetti. The reports for these transactions were due on a bi-weekly basis for each of Messrs. Bower and Greslick and on a monthly basis for each of Messrs. Eager, Straub and Varischetti.

Other Matters to Come Before the 2022 Annual Meeting

The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

Shareholder Proposals for the 2023 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2023 Annual Meeting of Shareholders, and any shareholder proposal for a nominee to the Board or proposal for any other matter to be acted upon at the 2023 Annual Meeting of Shareholders must be addressed to Joseph B. Bower, Jr., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830, and received no later than November 11, 2022.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 13, 2023.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania
March 11, 2022

PROXY CNB Financial Corporation PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Ms. Kylie Graham and Ms. Alyssa Lumadue, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting of Shareholders”) of CNB Financial Corporation in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting of Shareholders to be held at 2:00 PM ET on April 19, 2022 or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at www.viewproxy.com/CNBFinancial/2022 by 11:59 PM ET on April 18, 2022. On the day of the Annual Meeting of Shareholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR ANY NOMINEE IT WILL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND WILL BE VOTED “FOR” PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held April 19, 2022. The Proxy Statement and our 2021 Annual Report to Shareholders are available at: http://www.viewproxy.com/CNBFinancial/2022

Please mark your x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3. votes like this Proposal 1. The following Class 2 directors for a three-year term expiring at the time of the Proposal 2. To vote on a non-binding advisory resolution on the compensation annual meeting in 2025. program for CNB Financial Corporation’s named executive officers, FOR AGAINST ABSTAIN as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation 01 Richard L. Greslick, Jr o o o disclosures contained in the Proxy Statement. 02 Deborah Dick Pontzer o o o o 03 Nicholas N. Scott o FOR o AGAINST ABSTAIN o o o 04 Julie M. Young o o o Proposal 3. To ratify the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2022. The following Class 3 director for a two-year term expiring at the time of the o FOR o AGAINST o ABSTAIN annual meeting in 2024. FOR AGAINST ABSTAIN WILL ATTEND THE MEETING o 05 Michael Obi o o o Date:                 , 2022 Signature DO NOT PRINT IN THIS AREA Signature (Shareholder Name & Address Data) Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title. CONTROL NUMBER FOLD AND DETACH HERE AND READ THE REVERSE SIDE As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 18, 2022. SCAN TO CONTROL NUMBER VIEW MATERIALS & VOTE w PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.AALvote.com/CCNE Call 1 (866) 804-9616 Have your proxy card available Use any touch-tone telephone to Mark, sign, and date your proxy when you access the above vote your proxy. Have your proxy card, then detach it, and return website. Follow the prompts to card available when you call. it in the postage-paid envelope vote your shares. Follow the voting instructions to provided. vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY